EXHIBIT 99.1

October 25, 2007

Dow Reports Third Quarter Results

Solid Increases in Price and Volume

Drive Record Quarterly Sales with Healthy Earnings

Third Quarter of 2007 Highlights

•      Sales for the three months ended September 30 were $13.6 billion, 10 percent higher than the same period in 2006 and a new quarterly record for the Company, with double-digit increases in Europe, Asia Pacific and Latin America.

•      Profit before tax for the third quarter of 2007 was $1.1 billion, compared with $670 million in 2006.  These amounts included a $59 million pretax charge in the current quarter for purchased in-process research and development related to recent acquisitions, and pretax charges totaling $579 million for restructuring activities in the same period last year.

•      Dow reported earnings of $0.42 per share, which included a significant unfavorable tax impact related to a change in German tax law and the charge for purchased in-process research and development referenced above.  Earnings for the quarter also reflected a higher underlying tax rate than seen in recent quarters.

•      Year over year, volume improved 5 percent, the strongest growth since the third quarter of 2004, with particularly robust demand in Europe, Asia Pacific and Latin America.

•      Compared with the same quarter last year, Dow reported price increases in every geographic area and across all operating segments, outpacing an increase of almost $400 million in feedstock and energy costs.

•      Equity earnings for the quarter were $296 million — down compared with the record $317 million posted in the same period last year.

Comment

Andrew N. Liveris, Dow’s chairman and chief executive officer, stated:

“This was another sound quarter for Dow. We posted record quarterly sales with substantial growth in Europe, Asia Pacific and Latin America; we achieved solid price increases across every business and in every geographic region; we saw sound volume improvements in all but one of our operating segments; and our equity earnings were once again outstanding.  All of this underscores that our strategy to grow internationally — and to develop joint ventures that secure competitively advantaged feedstocks — is working … and this will continue to be our focus over the next several years.”

®TM Trademark of The Dow Chemical Company or an affiliated company of Dow.

	3 Months Ended September 30		9 Months Ended September 30
(In millions, except for per share amounts)	2007	2006	2007	2006

Net Sales	$13,589	$12,359	$39,286	$36,888
Net Income	$403	$512	$2,415	$2,749
Earnings per Common Share	$0.42	$0.53	$2.49	$2.82
Earning per Common Share Excluding Certain Items	$0.84	$0.98	$2.91	$3.27

Review of Third Quarter Results

The Dow Chemical Company (NYSE: DOW) reported record sales of $13.6 billion for the third quarter of 2007, a 10 percent increase compared with the same period in 2006.

Profit before tax for the third quarter was $1.1 billion, including a $59 million pretax charge for purchased in-process research and development costs related to recent acquisitions.  This compares with $670 million in 2006, which included pretax charges totaling $579 million for restructuring activities.

Net income for the third quarter was $403 million, reflecting the impact of a charge to the tax provision of $362 million arising from a change in German tax law and the charge for purchased in-process research and development referenced previously.*  This compares with net income for the same period last year of $512 million, including the impact of the charges for restructuring activities.

Dow reported earnings of $0.42 per share, including the impact of the items referenced above and reflecting a higher underlying tax rate than seen in recent quarters.

Year over year, volume improved 5 percent, the strongest growth since the third quarter of 2004. Demand was particularly robust in Europe, Asia Pacific and Latin America, which saw increases of 7 percent, 7 percent and 9 percent, respectively. North America also saw increased demand, despite continued weakness in the U.S. housing and automotive sectors, while India, the Middle East and Africa (“IMEA”) reported a decrease in volume, reflecting the divestiture of the Safripol business in South Africa during the fourth quarter of 2006. The Company recorded solid price gains in all operating segments, with virtually all businesses posting year-over-year increases. Price was up in all regions, with the strongest gains outside North America.

The Company’s continued focus on price/volume management across its diverse geographic and business portfolio played a key role in offsetting the relentless pace of feedstock and energy costs, which continued to climb, adding more than $380 million compared with the same period in 2006. Despite this increase, the Company was once again able to achieve some level of margin recovery.

The quarter also saw another excellent contribution from Dow’s joint ventures, with equity earnings of $296 million, down from the record $317 million posted in the same quarter a year ago. Strong contributions from Dow Corning, EQUATE and MEGlobal mitigated the impact of turnarounds at OPTIMAL, lower licensing revenue at Univation and weather-related limitations on gas availability at Compañía MEGA.

“This was another sound quarter for Dow. We posted record quarterly sales with substantial growth in Europe, Asia Pacific and Latin America; we achieved solid price increases across every business and in every geographic region; we saw strong volume improvements in all but one of our operating segments; and our equity earnings were once again outstanding,” said Andrew N. Liveris, Dow’s chairman and chief executive officer.

“All of this underscores that our strategy to grow internationally — and to develop joint ventures that secure competitively advantaged feedstocks — is working … and this will continue to be our focus over the next several years. We will continue to enhance our global footprint. We will invest in organic growth opportunities and well-targeted acquisitions that strengthen our Performance business portfolio. We will look to further expand our joint venture activities. And we will maintain a diverse, integrated business portfolio. That’s what has brought us another quarter of healthy results, and it is what we expect to deliver even greater value to our shareholders going forward.”

* — see table of certain items for further information concerning German tax law change

Performance Plastics

In the Performance Plastics segment, sales for the third quarter were $3.88 billion, an increase of 12 percent compared with the same period in 2006. Volume climbed 7 percent, with very good demand in Europe, Asia Pacific, Latin America and IMEA more than offsetting a decline in North America. Price increased 5 percent, with improvements in every geographic area and all businesses. The segment reported particularly robust sales from Polyurethanes and Polyurethane Systems, driven by continued healthy demand for both toluene diisocyanate (TDI) and methylene diphenyl diisocyanate (MDI) in a tight industry supply environment. Year-over-year sales were also bolstered by the acquisition of Hyperlast Limited polyurethane systems in the second quarter of 2007, and the formation of the Dow Izolan joint venture in 2006 — which continues to successfully expand its customer base in Russia. The Specialty Plastics and Elastomers portfolio achieved its third consecutive quarter of record sales, with particular strength in the Performance Elastomers and Plastomers business, which reported continued high demand for ENGAGE™ polyolefin elastomers and early success with its newly launched INFUSE™ olefin block copolymers. The segment’s Wire and Cable business also reported a good quarter, as ongoing demand for fiber optic cable worldwide and for power distribution products in Europe and Asia Pacific more than offset a decline in U.S. housing and automotive applications. Third quarter EBIT(1) for the segment was $409 million, compared with $144 million in the same period last year which included restructuring charges of $242 million.

®TM Trademark of The Dow Chemical Company or an affiliated company of Dow.

(1)   Earnings before interest, income taxes and minority interests (“EBIT”). A reconciliation of EBIT to “Net Income Available for Common Stockholders” is provided following the Operating Segments table.

Performance Chemicals

Sales in the Performance Chemicals segment were $2.15 billion for the third quarter of 2007, 7 percent higher than the $2.01 billion in the same period last year. Volume increased 3 percent, as double-digit growth in Europe, Latin America and IMEA was partly offset by a sharp downturn in North America and a modest decline in Asia Pacific. Price moved up 4 percent, reflecting gains in all geographic areas and particularly solid year-over-year increases in Europe and Asia Pacific. Within the Designed Polymers business, Dow Water Solutions reported another healthy increase in revenues. Sales of Omex components continued to build momentum and the business experienced good demand for ion exchange resins and FILMTEC™ liquid membranes, particularly for domestic drinking water applications. Also within Designed Polymers, the newly formed Dow Wolff Cellulosics business, which combines Dow Water Soluble Polymers with Wolff Walsrode, acquired by Dow at the end of the second quarter, reported sound industry fundamentals and good growth across all industry segments. By contrast, Dow Latex saw volumes drop from the same period last year, reflecting weak conditions within the coated paper and carpet industries, and a continued decline in architectural coating demand in North America. Equity earnings in the Performance Chemicals segment remained virtually flat with the same quarter in 2006, as an improvement in earnings from Dow Corning helped to offset a decline at OPTIMAL caused by operational issues. Performance Chemicals reported EBIT of $219 million, down from $286 million a year ago, largely the consequence of costs associated with the integration of Wolff Walsrode and some temporary outages, both planned and unplanned. Results for third quarter 2007 included a charge of $9 million for purchased in-process research and development related to the acquisition of Wolff Walsrode, while results for third quarter 2006 included restructuring charges of $11 million.

Agricultural Sciences

The Agricultural Sciences segment posted sales of $788 million, a new third quarter record and 19 percent higher than last year’s previous best of $662 million. Volume increased 16 percent compared with the same period in 2006, with good gains across most geographic areas, while price rose 3 percent, up in all geographic areas outside North America. Latin America had an outstanding quarter, reflecting significant growth in Brazil where sales were up more than 50 percent compared with the third quarter of 2006. Approximately 10 percent of the increase in Brazil sales came from Agromen, the corn seeds business acquired by Dow at the beginning of August. For the most part, however, the improvement was driven by a strong economic recovery in Brazil, where increased sugar cane acres and a good corn season spurred healthy demand for commodity herbicides. Sales of spinosad insecticide products also benefited from improved fundamentals in the Brazilian farming industry, as well as new growth initiatives in India and Asia Pacific. The third quarter also saw continued success for Dow’s healthy oils platform, with growing interest in Omega-9 canola and sunflower oils in North America, from both the restaurant trade and the food processing industry. Third quarter EBIT for Agricultural Sciences of $15 million was reduced by a $50 million charge for purchased in-process research and development related to four recent acquisitions — a significant improvement from breakeven results in 2006.

Basic Plastics

Basic Plastics sales rose 7 percent in the third quarter, from $3.11 billion in 2006 to $3.32 billion in 2007. Price was up 5 percent, with healthy improvements in all geographic areas outside North America and a double-digit increase in Europe. Volume edged 2 percent higher compared with the same period last year, as robust demand in Europe and Asia Pacific more than offset a decline in volume due to last year’s plant shutdowns in Canada and the sale of the Company’s Safripol business in South Africa. Once again, the Polyethylene business reported a solid quarter, with double-digit sales increases in both Europe and Asia Pacific compared with the same period last year.  Fundamentals remained sound across the globe, with solid demand from a broad variety of end-use applications, including packaging, where polyethylene is increasingly being used as a more sustainable alternative to glass and metal. Polypropylene and Polystyrene also posted healthy results. Polypropylene recorded good demand in both North America and Europe, enabling price increases and allowing the business to shift more of its product to higher-value applications including pipe and durable goods. Polystyrene also saw healthy demand, resulting in higher prices across all geographic areas, with double-digit increases in both Europe and Latin America. Asia Pacific reported significant year-over-year volume growth, supported by demand for STYRON A-TECH™ polystyrene resins as a replacement for acrylonitrile butadiene styrene resins. Equity earnings declined in the third quarter of 2007 compared with the same period last year, as better results at EQUATE failed to offset a decline at Equipolymers due in part to the change in German tax laws - and a decline at Siam Polyethylene. Third quarter EBIT for the Basic Plastics segment was $556 million, compared with $592 million in the same period in 2006 which included restructuring charges of $16 million.

Basic Chemicals

Third quarter sales in the Basic Chemicals segment rose 3 percent compared with a year ago, from $1.46 billion to $1.51 billion. Volume declined slightly, falling 2 percent as growth in Asia Pacific and Latin America proved insufficient to counter declines in Europe and North America, due in part to plant shutdowns in 2006. Price improved 5 percent, with increases in every geographic area. Caustic soda reported a solid third quarter, with price up significantly compared with the same period last year and volume ahead slightly. Industry fundamentals remain strong, reflecting supply shortages in most geographic areas and rising global demand from the alumina industry. By contrast, vinyl chloride monomer prices fell slightly in the third quarter compared with the same period in 2006, as continued weakness in North American residential construction contributed to softer industry conditions.  In Ethylene Oxide / Ethylene Glycol, the business reported strong price increases, but volume was down — principally the consequence of an extended plant outage in North America. The industry saw good demand across all geographic areas, with particular strength in Asia Pacific where polyester demand from the clothing industry more than offset a seasonal slowdown in polyethylene terephthalate applications. Compared with the same period a year ago, equity earnings were up 15 percent, from $100 million to $115 million, as better results at EQUATE and MEGlobal offset a decline at OPTIMAL. Basic Chemicals reported EBIT for the third quarter of $205 million, compared with last year’s $122 million which included a restructuring charge of $165 million.

Outlook

Commenting on the Company’s outlook, Liveris said, “Global economic conditions remain reasonably healthy, even though there may be some concerns about the resilience of the U.S. economy going forward. There is particular strength in demand in the emerging regions of Eastern Europe, Asia Pacific and Latin America, and with Dow’s excellent international footprint, we are well-placed to capitalize on the solid growth that we are seeing in these areas, as well as in many other parts of the world.

“However, our most pressing challenge remains high and volatile feedstock and energy costs. We will mitigate these headwinds, as we have for several years, through a focus on aggressive actions to maintain margins, and through our joint ventures, which have competitive feedstock positions.

“We have the right strategy, and we intend to continue to deliver solid results for our shareholders.”

Up-coming webcast

•                  Dow will host a live webcast of its third quarter earnings conference call with investors to discuss its results, business outlook and other matters today at 10:00 a.m. EDT on www.dow.com.

About Dow

Dow is a diversified chemical company that harnesses the power of innovation, science and technology to constantly improve what is essential to human progress. The Company offers a broad range of products and services to customers in more than 175 countries, helping them to provide everything from fresh water, food and pharmaceuticals to paints, packaging and personal care products. Built on a commitment to its principles of sustainability, Dow has annual sales of $49 billion and employs 43,000 people worldwide. References to “Dow” or the “Company” mean The Dow Chemical Company and its consolidated subsidiaries unless otherwise expressly noted. More information about Dow can be found at www.dow.com.

Note: The forward-looking statements contained in this document involve risks and uncertainties that may affect the Company’s operations, markets, products, services, prices and other factors as discussed in filings with the Securities and Exchange Commission. These risks and uncertainties include, but are not limited to, economic, competitive, legal, governmental and technological factors. Accordingly, there is no assurance that the Company’s expectations will be realized. The Company assumes no obligation to provide revisions to any forward-looking statements should circumstances change, except as otherwise required by securities and other applicable laws.

Supplemental Information

Description of Certain Items Affecting Results:

Earnings in the third quarter of 2007 were unfavorably impacted by pretax charges totaling $59 million for purchased in-process research and development.  Of this amount, $50 million was related to the recent acquisition of assets of Agromen, Exelixis, Duo Maize and Maize Technologies International and is reflected in Agricultural Sciences.  The remaining $9 million charge for purchased in-process research and development was related to the acquisition of Wolff Walsrode on June 30, 2007, and is reflected in Performance Chemicals. Earnings in the quarter were further impacted by a charge of $362 million against the provision for income taxes related to a change in German tax law enacted in August 2007, which reduced the German income tax rate, resulting in a reduction in the value of the Company’s net deferred tax assets in Germany.

Earnings in the third quarter of 2006 included pretax restructuring charges totaling $579 million associated with the Company’s plan to shut down a number of assets around the world. For a breakdown of these charges by operating segment, see the Operating Segment tables at the end of this earnings release.

The following table summarizes the impact of certain items recorded in the three-month periods ended September 30, 2007 and 2006, and previously described in this section:

	Pretax Impact (1)		Impact on Net Income (2)		Impact on EPS (3)
	Three Months Ended		Three Months Ended		Three Months Ended
In millions, except per share amounts	Sept. 30, 2007	Sept. 30, 2006	Sept. 30, 2007	Sept. 30, 2006	Sept. 30, 2007	Sept. 30, 2006
Restructuring charges	-	$(579)	-	$(438)	-	$(0.45)
Purchased in-process research and development charges	$(59)	-	$(39)	-	$(0.04)	-
German tax law change	-	-	(362)	-	(0.38)	-
Total	$(59)	$(579)	$(401)	$(438)	$(0.42)	$(0.45)
Effective tax rate:
Reported	60.7%
Excluding German tax law change	27.4%

(1)    Impact on “Income before Income Taxes and Minority Interests”

(2)    Impact on “Net Income Available for Common Stockholders”

(3)    Impact on “Earnings per common share — diluted”

Financial Statements (Note A)

The Dow Chemical Company and Subsidiaries

Consolidated Statements of Income

	Three Months Ended		Nine Months Ended
In millions, except per share amounts (Unaudited)	Sept. 30, 2007	Sept. 30, 2006	Sept. 30, 2007	Sept. 30, 2006
Net Sales	$13,589	$12,359	$39,286	$36,888
Cost of sales	11,864	10,600	33,867	31,027
Research and development expenses	329	291	951	856
Selling, general and administrative expenses	476	420	1,371	1,210
Amortization of intangibles	22	13	51	37
Restructuring charges (credit) (Note B)	—	579	(4)	579
Purchased in-process research and development charges (Note C)	59	—	59	—
Equity in earnings of nonconsolidated affiliates	296	317	828	717
Sundry income - net	70	4	262	87
Interest income	28	48	101	128
Interest expense and amortization of debt discount	148	155	423	462
Income before Income Taxes and Minority Interests	1,085	670	3,759	3,649
Provision for income taxes (Note D)	659	137	1,271	831
Minority interests’ share in income	23	21	73	69
Net Income Available for Common Stockholders	$403	$512	$2,415	$2,749
Share Data
Earnings per common share - basic	$0.42	$0.53	$2.53	$2.85
Earnings per common share - diluted	$0.42	$0.53	$2.49	$2.82
Common stock dividends declared per share of common stock	$0.42	$0.375	$1.215	$1.125
Weighted-average common shares outstanding - basic	948.9	959.1	955.6	963.5
Weighted-average common shares outstanding - diluted	961.5	969.9	968.3	975.5
Depreciation	$499	$492	$1,439	$1,418
Capital Expenditures	$519	$420	$1,311	$1,118

Notes to the Consolidated Financial Statements:

Note A:

The unaudited interim consolidated financial statements reflect all adjustments which, in the opinion of management, are considered necessary for a fair presentation of the results for the periods covered. These statements should be read in conjunction with the audited consolidated financial statements and notes thereto included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006. Except as otherwise indicated by the context, the terms “Company” and “Dow” as used herein mean The Dow Chemical Company and its consolidated subsidiaries.

Note B:

In August 2006, Dow’s Board of Directors approved a plan to shut down a number of assets around the world as the Company continues its drive to improve the competitiveness of its global operations. As a result, the Company recorded restructuring charges totaling $579 million in the third quarter of 2006. The charges included asset write-downs and write-offs, severance costs, contract termination fees, costs for asbestos abatement and environmental remediation, and pension curtailment costs and termination benefits associated with Dow’s defined benefit plans.

Note C:

During the third quarter of 2007, pretax charges totaling $59 million were recorded for estimated values assigned to purchased in-process research and development. $50 million was related to recent acquisitions within the Agricultural Sciences segment; $9 million was related to the acquisition of Wolff Walsrode on June 30, 2007.

Note D:

In August 2007, a change in German tax law, which included a reduction in the German income tax rate, was enacted. As a result, the Company adjusted the value of its net deferred tax assets in Germany and recorded a charge of $362 million against the provision for income taxes in the third quarter of 2007.

The Dow Chemical Company and Subsidiaries

Consolidated Balance Sheets

In millions (Unaudited)	Sept. 30, 2007	Dec. 31, 2006
Assets
Current Assets
Cash and cash equivalents	$1,945	$2,757
Marketable securities and interest-bearing deposits	1	153
Accounts and notes receivable:
Trade (net of allowance for doubtful receivables - 2007: $115; 2006: $122)	6,007	4,988
Other	3,420	3,060
Inventories	6,772	6,058
Deferred income tax assets - current	108	193
Total current assets	18,253	17,209
Investments
Investment in nonconsolidated affiliates	3,190	2,735
Other investments	2,417	2,143
Noncurrent receivables	412	288
Total investments	6,019	5,166
Property
Property	46,607	44,381
Less accumulated depreciation	32,397	30,659
Net property	14,210	13,722
Other Assets
Goodwill	3,519	3,242
Other intangible assets (net of accumulated amortization - 2007: $697; 2006: $620)	752	457
Deferred income tax assets - noncurrent	3,062	4,006
Asbestos-related insurance receivables - noncurrent	687	725
Deferred charges and other assets	1,167	1,054
Total other assets	9,187	9,484
Total Assets	$47,669	$45,581

Liabilities and Stockholders’ Equity
Current Liabilities
Notes payable	$306	$219
Long-term debt due within one year	1,372	1,291
Accounts payable:
Trade	4,233	3,825
Other	2,006	1,849
Income taxes payable	753	569
Deferred income tax liabilities - current	187	251
Dividends payable	400	382
Accrued and other current liabilities	2,277	2,215
Total current liabilities	11,534	10,601
Long-Term Debt	8,019	8,036
Other Noncurrent Liabilities
Deferred income tax liabilities - noncurrent	903	999
Pension and other postretirement benefits - noncurrent	3,306	3,094
Asbestos-related liabilities - noncurrent	1,061	1,079
Other noncurrent obligations	3,378	3,342
Total other noncurrent liabilities	8,648	8,514
Minority Interest in Subsidiaries	400	365
Preferred Securities of Subsidiaries	1,000	1,000
Stockholders’ Equity
Common stock	2,453	2,453
Additional paid-in capital	858	830
Retained earnings (includes cumulative effect of adopting FIN No. 48 of $(290))	17,941	16,987
Accumulated other comprehensive loss	(1,560)	(2,235)
Treasury stock at cost	(1,624)	(970)
Net stockholders’ equity	18,068	17,065
Total Liabilities and Stockholders’ Equity	$47,669	$45,581

See Notes to the Consolidated Financial Statements.

The Dow Chemical Company and Subsidiaries

Operating Segments

	Three Months Ended		Nine Months Ended
In millions (Unaudited)	Sept. 30, 2007	Sept. 30, 2006	Sept. 30, 2007	Sept. 30, 2006
Sales by operating segment
Performance Plastics	$3,877	$3,463	$11,148	$10,398
Performance Chemicals	2,152	2,014	6,225	5,868
Agricultural Sciences	788	662	2,915	2,585
Basic Plastics	3,316	3,106	9,390	8,889
Basic Chemicals	1,507	1,461	4,233	4,245
Hydrocarbons and Energy	1,828	1,569	5,063	4,643
Unallocated and Other	121	84	312	260
Total	$13,589	$12,359	$39,286	$36,888
EBIT(1) by operating segment
Performance Plastics	$409	$144	$1,232	$1,282
Performance Chemicals	219	286	825	949
Agricultural Sciences	15	—	505	377
Basic Plastics	556	592	1,612	1,561
Basic Chemicals	205	122	504	495
Hydrocarbons and Energy	—	—	(1)	—
Unallocated and Other	(199)	(367)	(596)	(681)
Total	$1,205	$777	$4,081	$3,983
Certain items reducing EBIT by operating segment (2)
Performance Plastics	$—	$(242)	$—	$(242)
Performance Chemicals	(9)	(11)	(9)	(11)
Agricultural Sciences	(50)	—	(50)	—
Basic Plastics	—	(16)	—	(16)
Basic Chemicals	—	(165)	—	(165)
Unallocated and Other	—	(145)	—	(145)
Total	$(59)	$(579)	$(59)	$(579)
Equity in earnings of nonconsolidated affiliates by operating segment (included in EBIT)
Performance Plastics	$15	$34	$55	$81
Performance Chemicals	90	91	299	275
Agricultural Sciences	1	1	1	1
Basic Plastics	39	65	141	127
Basic Chemicals	115	100	270	163
Hydrocarbons and Energy	35	26	62	68
Unallocated and Other	1	—	—	2
Total	$296	$317	$828	$717

(1)          The Company uses EBIT (which Dow defines as earnings before interest, income taxes and minority interests) as its measure of profit/loss for segment reporting purposes.  EBIT includes all operating items related to the businesses and excludes items that principally apply to the Company as a whole.  A reconciliation of EBIT to “Net Income Available for Common Stockholders” is provided below:

	Three Months Ended		Nine Months Ended
	Sept. 30, 2007	Sept. 30, 2006	Sept. 30, 2007	Sept. 30, 2006
EBIT	$1,205	$777	$4,081	$3,983
+ Interest income	28	48	101	128
- Interest expense and amortization of debt discount	148	155	423	462
- Provision for income taxes	659	137	1,271	831
- Minority interests’ share in income	23	21	73	69
Net Income Available for Common Stockholders	$403	$512	$2,415	$2,749

(2)          See Supplemental Information for a description of certain items affecting results in 2007 and 2006.

The Dow Chemical Company and Subsidiaries

Sales Volume and Price by Operating Segment

	Three Months Ended			Nine Months Ended
	Sept. 30, 2007			Sept. 30, 2007
Percentage change from prior year	Volume	Price	Total	Volume	Price	Total
Operating segments
Performance Plastics	7%	5%	12%	1%	6%	7%
Performance Chemicals	3%	4%	7%	2%	4%	6%
Agricultural Sciences	16%	3%	19%	11%	2%	13%
Basic Plastics	2%	5%	7%	1%	5%	6%
Basic Chemicals	(2)%	5%	3%	(2)%	2%	-
Hydrocarbons and Energy	11%	6%	17%	1%	8%	9%
Total	5%	5%	10%	2%	5%	7%

Sales by Geographic Area

	Three Months Ended		Nine Months Ended
In millions (Unaudited)	Sept. 30, 2007	Sept. 30, 2006	Sept. 30, 2007	Sept. 30, 2006
Sales by geographic area (1)
North America	$5,235	$5,043	$15,274	$15,649
Europe	4,872	4,211	14,347	12,536
Asia Pacific	1,571	1,399	4,518	3,900
Latin America	1,524	1,308	4,146	3,686
India, Middle East and Africa	387	398	1,001	1,117
Total	$13,589	$12,359	$39,286	$36,888

(1)          Beginning with the earnings release for the second quarter of 2007, the Company is providing a more detailed breakdown of its sales by geographic area. Prior to the change, the geographic breakdown included sales to customers in the United States, Europe (which included the Middle East and Africa) and Rest of World (which included the Indian subcontinent). With the new breakdown, sales to customers in the Indian subcontinent, the Middle East and Africa are reported together on a separate line, and sales to customers in Europe for prior periods have been adjusted to reflect the realignment. North America includes sales to customers in the United States and Canada.

Sales Volume and Price by Geographic Area

	Three Months Ended			Nine Months Ended
	Sept. 30, 2007			Sept. 30, 2007
Percentage change from prior year	Volume	Price	Total	Volume	Price	Total
Geographic areas
North America	3%	1%	4%	(1)%	(1)%	(2)%
Europe	7%	9%	16%	4%	10%	14%
Asia Pacific	7%	5%	12%	8%	8%	16%
Latin America	9%	8%	17%	7%	5%	12%
India, Middle East and Africa	(8)%	5%	(3)%	(17)%	7%	(10)%
Total	5%	5%	10%	2%	5%	7%